EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Microchip Technology Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of Microchip Technology Incorporated pertaining to the International Employee Stock Purchase Plan of our report dated April 30, 2001, with respect to the consolidated balance sheet of Microchip Technology Incorporated as of March 31, 2001 and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the two-year period ended March 31, 2001, which report appears in the March 31, 2002 annual report on Form 10-K of Microchip Technology Incorporated.

                                        /s/ KPMG LLP

Phoenix, Arizona
March 10, 2003